For Immediate Release

The McGraw-Hill Companies Reports 2008 Earnings Per Share of $2.51,
Including $0.14 Restructuring Charge

New York, NY, January 27, 2009—The McGraw-Hill Companies (NYSE: MHP) today reported 2008 earnings per diluted share of $2.51 compared to $2.94 for 2007. The 2008 results include a pre-tax restructuring charge of $73.4 million ($45.9 million after tax), or $0.14 per diluted share. The 2007 earnings per diluted share reflect a $0.03 gain on the divestiture of a mutual fund data business and an $0.08 restructuring charge.

Total expenses for 2008 decreased 2.5% or $126.2 million. The primary drivers were a $273.7 million reduction in incentive compensation, as well as savings from restructuring actions. The savings were partially mitigated by data center migration costs of $31 million, increased plant amortization of $30.3 million and increased restructuring charges of $29.7 million.

Net income for 2008 decreased 21.1% to $799.5 million.

Revenue declined 6.2% in 2008 to $6.4 billion.

“Cost containment was a priority for us in 2008 and will be again in 2009,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. “The 2008 results reflect cost reduction actions and the strategic value of a resilient portfolio of products and services in the midst of a recession.

“S&P Investment Services produced a double-digit revenue gain in 2008 to help cushion the impact of the year-long credit crunch on Financial Services. A very good fourth quarter in the U.S. college and university business and a stellar performance in the state new adoption market were offsetting factors in a softening school education market. In the business-to-business market, we clearly benefited from the strength of our news and pricing services for global energy markets.

“In the fourth quarter of 2008, diluted earnings per share of $0.37 reflected a pre-tax restructuring charge of $26.3 million ($16.4 million after tax, or $0.05 per diluted share) and a $66.5 million reduction in incentive compensation. In the fourth quarter of 2007, diluted earnings per share of $0.43 included an $0.08 restructuring charge.

“Total expenses in the fourth quarter of 2008 decreased by 8.9%, or $118.3 million. The $66.5 million reduction in incentive compensation, savings from ongoing restructuring activities, and a $17.4 million reduction in restructuring charges as well as favorable foreign exchange were the primary drivers.

“Net income for the fourth quarter of 2008 declined 17.6% to $115.9 million. Revenue decreased 9.8% to $1.4 billion.

Education: “Revenue for this segment in 2008 decreased by 2.5% to $2.6 billion compared to 2007.  Reflecting pre-tax restructuring charges of $25.3 million primarily for a workforce reduction of approximately 455 positions and a $29.3 million decrease in incentive compensation expense, operating profit declined by 20.9% to $316.5 million in 2008 compared to $400 million in 2007, which included a pre-tax restructuring charge of $16.3 million for severance. Foreign exchange rates reduced revenue by $7.3 million, but had an immaterial impact on operating profit.

“In the fourth quarter of 2008, revenue for the segment declined by 8.0% to $506.5 million. Including a pre-tax restructuring charge of $11.4 million primarily for a workforce reduction of approximately 215 positions and a $7.8 million decline in incentive compensation expense, the segment had an operating loss of $14.3 million compared to a loss of $0.8 million in 2007, which also reflected a restructuring charge of $16.3 million. Foreign exchange rates reduced revenue by $18.7 million, but had a $2.7 million positive impact on operating profit.

“The McGraw-Hill School Education Group’s revenue declined by 5.4% to $1.4 billion in 2008 and by 18.6% to $162.2 million in the fourth quarter compared to the same period in 2007.

“The McGraw-Hill Higher Education, Professional and International Group’s revenue increased by 0.9% in 2008 to $1.3 billion and declined by 2.0% to $344.4 million in the fourth quarter of 2008 compared to the same period in 2007.

“The bright spot in the elementary-high school business in 2008 was the state new adoption market, which exceeded our earlier projection of $925 to $950 million and grew by approximately 20% over 2007 to an estimated $980 million. The McGraw-Hill School Education Group captured approximately 30% of the total dollars available in this market during 2008, helped by strong performances from our K-5 reading and math programs in key adoption states.

“Despite the excellent results in the state new adoption market, the McGraw-Hill School Education Group’s overall revenue performance was blunted by declines in residual sales across both the adoption states and the open territory and by weakness in the supplemental market.

“The softness that hit the school market last August continued into the fourth quarter, as school districts postponed scheduled adoptions of new instructional programs, cut back orders for residual materials, and reduced or eliminated purchasing of other products and services, especially those in the supplemental category. Worsening economic conditions facing large urban school districts were exacerbated by a sharp reduction in Federal funding for Reading First programs. As a result, we expect to see a decline of about 4% in the total school market when industry sales statistics for 2008 are released.

“Our testing business was particularly challenged as custom contract revenue decreased for the year and the fourth quarter due to lower volumes of work on several contracts as well as the discontinuation of two contracts that had contributed income in 2007. The decrease in custom contract revenue in the fourth quarter and for 2008 was partially offset by growing sales for our new generation of non-custom or “off-the-shelf” products, notably Acuity, our formative testing program; LAS Links, our assessment series for English-language learners; and our TABE assessments and instructional resources for adult students.

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“In the McGraw-Hill Higher Education, Professional and International Group, growth in the U.S. college and university market and a modest gain internationally offset a decline in professional markets during 2008.

“A pick up in our college sales that started in September continued into the fourth quarter. Although we outperformed the industry in the fourth quarter, our improved performance did not match the college market’s estimated 3.0% gain in 2008.

“Best sellers for higher education in the fourth quarter were:
▪	Lucas, The Art of Public Speaking, 10/e,
▪	Garrison, Managerial Accounting, 12/e,
▪	Nickels, Understanding Business, 8/e,
▪	Ober, Keyboarding, 10/e,
▪	Knorre, Puntos de Partida, 8/e.

“In both the higher education and professional markets, digital products and services produced double-digit gains for the year and the fourth quarter. Homework management products and eBooks contributed to the increase in higher education revenue. At the end of 2008, we had 741 titles available on CourseSmart, the industry’s eBook Web site. In professional markets, our digital business benefited from strong renewals, increased subscriptions from international customers and new product releases.

“In the professional market, our success in producing several best-sellers and the growth of our digital product revenue was offset by reduced ordering of new and backlist titles by major national booksellers in response to cutbacks in consumer spending.

“Best-sellers in the professional market for the fourth quarter:
▪	Current Medical Diagnosis & Treatment, 2009, 48/e,
▪	First Aid for the USMLE Step 1, 2009,
▪	Crucial Conversations by Kerry Patterson et al,
▪	Grown Up Digital by Don Tapscott,
▪	Harrison’s Principles of Internal Medicine, 17th edition.

“The shortfall in international sales in the fourth quarter was mainly due to weakening economic conditions in our Spanish-language markets. For 2008, the increase in international sales was primarily driven by our success with English-language products, particularly for the higher education market, in India, Asia, Europe, and the Middle East.

Financial Services: “Revenue for the segment in 2008 declined 12.9% to $2.7 billion compared to 2007. Reflecting a pre-tax restructuring charge of $25.9 million for a workforce reduction of approximately 340 positions and a $166.0 million decrease in incentive compensation expense, operating profit declined 22.4% to $1.1 billion in 2008 compared to $1.4 billion in 2007, which included a pre-tax restructuring charge of $18.8 million and a pre-tax gain of $17.3 million on the divestiture of a mutual fund data business. Foreign exchange rates positively affected revenue by $16.9 million in 2008 and had a positive impact of $35.4 million on operating profit.

“In the fourth quarter of 2008, revenue for the segment declined 15.4% to $623.1 million compared to the same period in 2007. Including a pre-tax restructuring charge of $6.6 million for a workforce reduction of approximately 50 positions and a $36.6 million decrease in incentive compensation, the segment’s operating profit declined 18.6% to $214.6 million compared to $263.4 million in 2007, which also reflected a restructuring charge of $18.8 million. Foreign exchange rates reduced revenue by $21.2 million in the fourth quarter, but had a positive impact of $9.5 million on operating profit.

“Revenue for Standard & Poor’s Credit Market Services, which provides independent global credit ratings and risk evaluations, declined by 22.5% to $1.8 billion in 2008 and by 24.5% to $396.3 million in the fourth quarter compared to the same period in 2007.

“Revenue for Standard & Poor’s Investment Services, which provides comprehensive value-added financial data, information, investment indices and research, increased by 15.0% to $899.5 million in 2008 and by 7.0% to $226.7 million in the fourth quarter compared to the same period in 2007.

“At S&P Credit Market Services, non-transaction revenue grew by 5.2% to $1.3 billion in 2008 compared to 2007. Non-transaction revenue includes surveillance fees, annual contracts, subscriptions as well as other services such as bank loan ratings which are not reflected in public bond issuance. In the fourth quarter of 2008, non-transaction revenue declined by 4.8% to $312.6 million compared to the same period last year. Approximately 90% of the non-transaction revenue stream is recurring. The steepest drop of the year in bank loan ratings was the primary factor in the fourth quarter decline in non-transaction revenue. In 2008, non-transaction revenue represented 73% of S&P Credit Market Services revenue. In the fourth quarter of 2008, non-transaction revenue accounted for 79% of S&P Credit Market Services revenue.

“The continuing turbulence in global financial markets was reflected by the deep decline in new issue dollar volume. Transaction revenue at S&P Credit Market Services was off 54.8% for 2008 and 57.4% in the fourth quarter of 2008 compared to the same period last year.

“New issue dollar volume in the U.S. fell by 53.3% in the fourth quarter of 2008 compared to the same period last year, according to S&P estimates and reports from Thomson Financial and Harrison Scott Publications. Corporate new issue dollar volume was off 39.3%. Public finance declined by 28.8%. Mortgage-backed securities fell by 90.8%. Asset-backed securities were off 85.1%. Collateralized debt obligations were down by 95.1%.

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“New issue dollar volume in Europe decreased by 43.5% in the fourth quarter of 2008.

“In 2008, international ratings represented an increasing proportion of S&P Credit Market Services revenue, accounting for 48% for the year and just over 50% in the fourth quarter. For 2008, international ratings revenue declined 7.5% to $841.2 million while U.S. revenue fell 32.6% to $913.6 million. In the fourth quarter, international revenue was off 18.3% to $198.5 million while U.S. revenue declined 29.8% to $197.8 million.

“For S&P Investment Services, index services and Capital IQ were key growth drivers for 2008 and the fourth quarter.

“Volatile financial markets again sparked substantial increases in the volume for major exchange derivatives based on S&P indices. In the fourth quarter, average daily volume of more than 4.1 million contracts represented a 46.7% increase over the comparable period last year. S&P is paid a royalty each time a contract is traded.

“Assets under management in exchange-traded funds based on S&P indices declined by 13.5% to end 2008 at $203.6 billion. Despite a downturn in global markets, we are seeing a substantial increase in the number of shares invested in exchange-traded funds. We also are seeing exchange-traded funds used as hedging tools by traders using baskets of stocks to bet on the direction of the market. At the end of 2008, there were 203 exchange-traded funds based on S&P indices. S&P receives payments based on assets under management in these funds.

“Capital IQ attracted new clients, expanded its data offerings and improved functionality for 2008 and in the fourth quarter despite the contraction in financial markets. For 2008, Capital IQ’s client base grew by 19% to more than 2,600.

Information & Media: “Revenue for this segment in 2008 increased 4.1% to $1.1 billion compared to 2007. Reflecting pre-tax restructuring charges of $19.2 million primarily for a workforce reduction of approximately 210 positions and a $22.6 million decrease in incentive compensation, operating profit increased 45% to $92.1 million in 2008 compared to $63.5 million in 2007, which included a pre-tax restructuring charge of $6.7 million for severance. Foreign exchange rates did not have a material effect on revenue or operating profit.

“In the fourth quarter of 2008, revenue for the segment grew by 1.3% to $285.8 million compared to 2007. Including a pre-tax restructuring charge of $5.3 million primarily for a workforce reduction of approximately 70 positions and a $6.4 million decrease in incentive compensation expense, the segment’s operating profit increased by 61.7% to $32.7 million compared to $20.2 million in 2007, which also reflected a restructuring charge of $6.7 million. Foreign exchange rates did not have a material effect on revenue, but increased operating profit by $3.1 million.

“In 2008, growth in information services and products helped produce a 4.1% increase in revenue to $954.8 million for the Business-to-Business Group, which includes the following brands: Aviation Week, BusinessWeek, J.D. Power and Associates, McGraw-Hill Construction, and Platts.

“In the fourth quarter of 2008, revenue for the Business-to-Business Group was up 0.2% to $254.1 million. The key revenue driver was Platts. In a volatile energy market, Platts’ news and pricing services completed a strong year with a solid fourth-quarter performance. A growing conference business also contributed to Platts’ outstanding results.

“Advertising pages for BusinessWeek’s global edition were down 16.1% for 2008 and 19.6% for the fourth quarter, according to the Publishers’ Information Bureau. BusinessWeek published 13 issues in the fourth quarter of 2008 versus 14 in the same period last year.

“For the Broadcasting Group, a banner year in political advertising boosted revenue by 4.0% to $107.1 million for 2008 and by 11.3% in the fourth quarter to $31.8 million.

Corporate expenses: “Reflecting a $55.8 million reduction in incentive compensation and a pre-tax restructuring charge of $3.0 million for a work force reduction of 40 positions in the fourth quarter, corporate expenses declined by 31.7% in 2008 to $109.1 million. In the fourth quarter of 2008, a $15.7 million reduction in incentive compensation, partially offset by the restructuring charge, helped reduce corporate expenses by 30.4% to $32.0 million. The fourth quarter of 2007 also included a restructuring charge of $1.9 million.

The Outlook: “2008 was a challenging year.  We expect 2009 also to be challenging, given the tight credit markets, budget pressures on the state and local governments, reduced state new adoption opportunities and a weak advertising market. The diversity and breadth of our portfolio leaves us well positioned for when the economic environment improves.

“We expect consolidated 2009 revenue to decline 1% to 2% from 2008 and 2009 earnings per diluted share to range from $2.20 to $2.30.”

Conference Call/Webcast Details:  The Corporation’s senior management will review the fourth quarter and full year 2008 earnings results on a conference call scheduled for this morning, January 27, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=2069807. (Please copy and paste URL into web browser.)

Domestic participants may call (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply).  The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until February 27, 2009. Domestic participants may call (800) 756-0529; international participants may call +1 (402) 998-0771 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

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About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2008 were $6.4 billion. Additional information is available at www.mcgraw-hill.com.

Investor Relations: http://www.mcgraw-hill.com/investor_relations
Get news direct from McGraw-Hill via RSS:
http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=newsRSS

Release issued: January 27, 2009

* * *
Contacts for The McGraw-Hill Companies:

Investor Relations:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

News Media:
Steven H. Weiss
Vice President, Corporate Communications
(212) 512-2247 (office)
(917) 699-9389 (mobile)
weissh@mcgraw-hill.com

Frank Briamonte
Senior Director, Corporate Communications
(212) 512-4145 (office)
(201) 725-6133 (mobile)
frank_briamonte@mcgraw-hill.com

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The McGraw-Hill Companies
Statements of Income
Periods ended December 31, 2008 and 2007

(dollars in thousands, except per share data)

(unaudited)	Three Months			Twelve Months

	2008	2007	% Change	2008	2007	% Change

Revenue	$1,415,418	$1,569,688	(9.8)%	$6,355,055	$6,772,281	(6.2)%

Expenses, net	1,214,507	1,332,833	(8.9)%	5,000,245	5,126,473	(2.5)%
Other income	-	-	-	-	17,305	N/M

Income from operations	200,911	236,855	(15.2)%	1,354,810	1,663,113	(18.5)%

Interest expense, net	15,438	11,855	30.2%	75,624	40,581	86.4%

Income before taxes on income	185,473	225,000	(17.6)%	1,279,186	1,622,532	(21.2)%

Provision for taxes on income	69,552	84,375	(17.6)%	479,695	608,973	(21.2)%

Net income	$115,921	$140,625	(17.6)%	$799,491	$1,013,559	(21.1)%

Earnings per common share:
Basic	$0.37	$0.43	(14.0)%	$2.53	$3.01	(15.9)%
Diluted	$0.37	$0.43	(14.0)%	$2.51	$2.94	(14.6)%

Dividend per common share	$0.22	$0.205	7.3%	$0.88	$0.82	7.3%

Average number of common shares outstanding:
Basic	311,215	324,350		315,559	336,210
Diluted	312,834	330,765		318,687	344,785

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment - As Reported
Periods ended December 31, 2008 and 2007

(dollars in thousands)

(unaudited)	Revenue
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education	$506,539	$550,873	(8.0)%
Financial Services	623,051	736,740	(15.4)%
Information & Media	285,828	282,075	1.3%
Total revenue	$1,415,418	$1,569,688	(9.8)%

(unaudited)	Segment Expenses
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education (a)(b)	$520,833	$551,664	5.6%
Financial Services (a)(b)	408,496	473,293	13.7%
Information & Media (a)(b)	253,149	261,863	3.3%
Total segment expenses	$1,182,478	$1,286,820	8.1%

(unaudited)	Operating Profit / (Loss)
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education (a)(b)	$(14,294)	$(791)	N/M
Financial Services (a)(b)	214,555	263,447	(18.6)%
Information & Media (a)(b)	32,679	20,212	61.7%
Total operating segments	232,940	282,868	(17.7)%
General corporate expense (a)(b)	(32,029)	(46,013)	30.4%
Interest expense, net	(15,438)	(11,855)	(30.2)%
Total operating profit *	$185,473	$225,000	(17.6)%

Exhibit 2 - p. 1 of 2

(unaudited)	Revenue
			% Favorable
	2008	2007	(Unfavorable)
Twelve Months
McGraw-Hill Education	$2,638,893	$2,705,831	(2.5)%
Financial Services	2,654,287	3,046,229	(12.9)%
Information & Media	1,061,875	1,020,221	4.1%
Total revenue	$6,355,055	$6,772,281	(6.2)%

(unaudited)	Segment Expenses
			% Favorable
	2008	2007	(Unfavorable)
Twelve Months
McGraw-Hill Education (b)(c)	$2,322,439	$2,305,841	(0.7)%
Financial Services (b)(c)(d)	1,598,860	1,686,752	5.2%
Information & Media (b)(c)	969,824	956,754	(1.4)%
Total segment expenses	$4,891,123	$4,949,347	1.2%

(unaudited)	Operating Profit
			% Favorable
	2008	2007	(Unfavorable)
Twelve Months
McGraw-Hill Education (b)(c)	$316,454	$399,990	(20.9)%
Financial Services (b)(c)(d)	1,055,427	1,359,477	(22.4)%
Information & Media (b)(c)	92,051	63,467	45.0%
Total operating segments	1,463,932	1,822,934	(19.7)%
General corporate expense (b)(c)	(109,122)	(159,821)	31.7%
Interest expense, net	(75,624)	(40,581)	(86.4)%
Total operating profit *	$1,279,186	$1,622,532	(21.2)%

N/M - not meaningful
*	Income before taxes on income

(a)
2008 segment expenses and operating profit for the three months include a pre-tax restructuring charge of $26.3 million as follows: McGraw-Hill Education, $11.4 million; Financial Services, $6.6 million; Information & Media, $5.3 million; and General Corporate, $3.0 million.

(b)
2007 segment expenses and operating profit for the three and twelve months include a pre-tax restructuring charge of $43.7 million as follows: McGraw-Hill Education, $16.3 million; Financial Services, $18.8 million; Information & Media, $6.7 million; and General Corporate, $1.9 million.

(c)
2008 segment expenses and operating profit for the twelve months include a pre-tax restructuring charge of $73.4 million as follows: McGraw-Hill Education, $25.3 million; Financial Services, $25.9 million; Information & Media, $19.2 million; and General Corporate, $3.0 million.

(d)	2007 segment expenses and operating profit for the twelve months include a $17.3 million pre-tax gain on the sale of the Company's mutual fund data business in March 2007.

Exhibit 2 - p. 2 of 2

The McGraw-Hill Companies
Operating Results by Segment - As Adjusted
Periods ended December 31, 2008 and 2007

(dollars in thousands)

(unaudited)	Revenue
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education	$506,539	$550,873	(8.0)%
Financial Services	623,051	736,740	(15.4)%
Information & Media	285,828	282,075	1.3%
Total revenue	$1,415,418	$1,569,688	(9.8)%

(unaudited)	Segment Expenses
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education (a)(b)	$509,437	$535,316	4.8%
Financial Services (a)(b)	401,908	454,469	11.6%
Information & Media (a)(b)	247,837	255,146	2.9%
Total segment expenses	$1,159,182	$1,244,931	6.9%

(unaudited)	Operating Profit / (Loss)
			% Favorable
	2008	2007	(Unfavorable)
Three Months
McGraw-Hill Education (a)(b)	$(2,898)	$15,557	(118.6)%
Financial Services (a)(b)	221,143	282,271	(21.7)%
Information & Media (a)(b)	37,991	26,929	41.1%
Total operating segments	256,236	324,757	(21.1)%
General corporate expense (a)(b)	(29,029)	(44,153)	34.3%
Interest expense, net	(15,438)	(11,855)	(30.2)%
Total operating profit *	$211,769	$268,749	(21.2)%

Exhibit 3 - p. 1 of 2

(unaudited)	Revenue
			% Favorable
	2008	2007	(Unfavorable)
Twelve Months
McGraw-Hill Education	$2,638,893	$2,705,831	(2.5)%
Financial Services	2,654,287	3,046,229	(12.9)%
Information & Media	1,061,875	1,020,221	4.1%
Total revenue	$6,355,055	$6,772,281	(6.2)%

(unaudited)	Segment Expenses
			% Favorable
	2008	2007	(Unfavorable)
Twelve Months
McGraw-Hill Education (b)(c)	$2,297,145	$2,289,493	(0.3)%
Financial Services (b)(c)(d)	1,572,981	1,685,233	6.7%
Information & Media (b)(c)	950,607	950,037	(0.1)%
Total segment expenses	$4,820,733	$4,924,763	2.1%

(unaudited)	Operating Profit
			% Favorable
	2008	2007	(Unfavorable)
Twelve Months
McGraw-Hill Education (b)(c)	$341,748	$416,338	(17.9)%
Financial Services (b)(c)(d)	1,081,306	1,360,996	(20.6)%
Information & Media (b)(c)	111,268	70,184	58.5%
Total operating segments	1,534,322	1,847,518	(17.0)%
General corporate expense (b)(c)	(106,122)	(157,961)	32.8%
Interest expense, net	(75,624)	(40,581)	(86.4)%
Total operating profit *	$1,352,576	$1,648,976	(18.0)%

*	Income before taxes on income
(a)
2008 segment expenses and operating profit for the three months exclude a pre-tax restructuring charge of $26.3 million as follows: McGraw-Hill Education, $11.4 million; Financial Services, $6.6 million; Information & Media, $5.3 million; and General Corporate, $3.0 million.

(b)
2007 segment expenses and operating profit for the three and twelve months exclude a pre-tax restructuring charge of $43.7 million as follows: McGraw-Hill Education, $16.3 million; Financial Services, $18.8 million; Information & Media, $6.7 million; and General Corporate, $1.9 million.

(c)
2008 segment expenses and operating profit for the twelve months exclude a pre-tax restructuring charge of $73.4 million as follows: McGraw-Hill Education, $25.3 million; Financial Services, $25.9 million; Information & Media, $19.2 million; and General Corporate, $3.0 million.

(d)	2007 segment expenses and operating profit for the twelve months exclude a $17.3 million pre-tax gain on the sale of the Company's mutual fund data business in March 2007.

Non-GAAP Measures

In addition to including financial measures under accounting principles generally accepted in the United States of America (U.S. GAAP), The McGraw-Hill Companies disclosed non-GAAP measures for the three and twelve months ended December 31, 2008 and 2007. These non-GAAP measures exclude the impact of restructuring charges and a gain on the sale of the Company's mutual fund data business. The non-GAAP measures are provided because management believes they provide useful supplemental information for meaningful comparisons of the Company's results. This exhibit should be read in conjunction with Exhibit 2.

Exhibit 3 - p. 2 of 2

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services - Transaction vs. Non-Transaction Revenue
Periods ended December 31, 2008 and 2007

(dollars in thousands)

(unaudited)
	2008	2007	% Change
Three Months
Transaction Revenue (a)	$83,665	$196,623	(57.4)%
Non-Transaction Revenue (b)	312,648	328,264	(4.8)%
Total Credit Market Services Revenue	$396,313	$524,887	(24.5)%

(unaudited)
	2008	2007	% Change
Twelve Months
Transaction Revenue (a)	$472,904	$1,045,987	(54.8)%
Non-Transaction Revenue (b)	1,281,866	1,218,123	5.2%
Total Credit Market Services Revenue	$1,754,770	$2,264,110	(22.5)%

(a) Revenue related to rating new issuance of corporate, public finance, and structured finance instruments.
(b) Revenue from annual fees for frequent issuer programs, surveillance, subscriptions, and certain non-traditional products.

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services - Domestic vs. International Revenue
Periods ended December 31, 2008 and 2007

(dollars in thousands)

(unaudited)
	2008	2007	% Change
Three Months
Domestic Revenue	$197,785	$281,743	(29.8)%
International Revenue	198,528	243,144	(18.3)%
Total Credit Market Services Revenue	$396,313	$524,887	(24.5)%

(unaudited)
	2008	2007	% Change
Twelve Months
Domestic Revenue	$913,597	$1,354,888	(32.6)%
International Revenue	841,173	909,222	(7.5)%
Total Credit Market Services Revenue	$1,754,770	$2,264,110	(22.5)%

Exhibit 4

The McGraw-Hill Companies
Fourth Quarter 2008 Restructuring Summary

(in thousands, except for positions)

(unaudited)
	Approximate # of Positions	Pre-Tax Restructuring Charge

McGraw-Hill Education	215	$11,396
Financial Services	50	6,588
Information & Media	70	5,312
General Corporate	40	3,000
Total Company	375	$26,296

The McGraw-Hill Companies
Full Year 2008 Restructuring Summary

(in thousands, except for positions)

(unaudited)
	Approximate # of Positions	Pre-Tax Restructuring Charge

McGraw-Hill Education	455	$25,294
Financial Services	340	25,879
Information & Media	210	19,217
General Corporate	40	3,000
Total Company	1,045	$73,390

Exhibit 5